Exhibit 99.4

H&E EQUIPMENT SERVICES, INC.

OFFER TO EXCHANGE

$530,000,000 AGGREGATE PRINCIPAL AMOUNT OF ITS

7% SENIOR NOTES DUE 2022

, 201

To Brokers, Dealers, Commercial Banks,

Trust Companies and other Nominees:

As described in the enclosed Prospectus, dated             , 201 (as the same may be amended or supplemented from time to time, the “Prospectus”), and Letter of Transmittal (the “Letter of Transmittal”), H&E Equipment Services, Inc., a Delaware corporation (the “Company”), GNE Investments, Inc., a Washington corporation, Great Northern Equipment, Inc., a Montana corporation, H&E California Holding, Inc., a California corporation, H&E Equipment Services (California), LLC, a Delaware limited liability company, H&E Equipment Services (Mid-Atlantic), Inc., a Virginia corporation, and H&E Finance Corp., a Delaware corporation (collectively, the “Guarantors”), are offering to exchange (the “Exchange Offer”) an aggregate principal amount of up to $530,000,000 of its 7% Senior Notes due 2022 (the “New Notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding 7% Senior Notes due 2022 issued on August 20, 2012 (the “Old Notes”) in denominations of the principal amount of $2,000 and any integral multiple of $1,000 in excess thereof upon the terms and subject to the conditions of the enclosed Prospectus and Letter of Transmittal. The terms of the New Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that the New Notes are freely transferable by holders thereof and will not contain certain provisions providing for the payment of additional interest under certain circumstances pursuant to a Registration Rights Agreement, dated August 20, 2012, by and among the Company, the Guarantors and the initial purchasers of the Old Notes. The Old Notes are fully and unconditionally guaranteed initially by the Guarantors (the “Old Guarantee”), and the New Notes likewise will be fully and unconditionally guaranteed initially by the Guarantors (the “New Guarantee”). Upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, the Guarantors offer to issue the New Guarantee with respect to all New Notes issued in the Exchange Offer in exchange for the Old Guarantee of the Old Notes for which such New Notes are issued in the Exchange Offer. Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the “Exchange Offer” include the Guarantors’ offer to exchange the New Guarantee for the Old Guarantee, references to the “New Notes” include the related New Guarantee and references to the “Old Notes” include the related Old Guarantee. The Company will accept for exchange any and all Old Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.

WE URGE YOU TO PROMPTLY CONTACT YOUR CLIENTS FOR WHOM YOU HOLD OLD NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE. PLEASE BRING THE EXCHANGE OFFER TO THEIR ATTENTION AS PROMPTLY AS POSSIBLE.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal for your use in connection with the tender of Old Notes and for the information of your clients, including IRS Form W-9 (providing information relating to U.S. federal income tax backup withholding);

3.	A form of Notice of Guaranteed Delivery; and

4.	A form of letter, including a letter of instructions to a registered holder from a beneficial owner, which you may use to correspond with your clients for whose accounts you hold Old Notes that are registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions regarding the Exchange Offer.

Your prompt action is requested. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on             , 201     (the “Expiration Date”), unless the Company otherwise extends the Exchange Offer.

To participate in the Exchange Offer, certificates for Old Notes, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, or a timely confirmation of a book-entry transfer of such Old Notes into the account of The Bank of New York Mellon Trust Company, N.A. (the “Exchange Agent”) at the book-entry transfer facility, with any required signature guarantees and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Prospectus and the Letter of Transmittal.

The Company will not pay any fees or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of the Old Notes pursuant to the Exchange Offer. Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange of Old Notes in accordance with the Exchange Offer. If, however, the New Notes are delivered to or issued in the name of a person other than the registered holder, or if a transfer tax is imposed for any reason other than the transfer and exchange of Old Notes pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

If holders of the Old Notes wish to tender, but it is impracticable for them to forward their Old Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus and the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer should be addressed to the Exchange Agent at its address and telephone number set forth in the enclosed Prospectus and Letter of Transmittal. Additional copies of the enclosed materials may be obtained from the Exchange Agent.

Very truly yours,

H&E EQUIPMENT SERVICES, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY CONTAINED THEREIN.